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Investor Contact: David Baggs
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CSX ANNOUNCES RESULTS OF $1.0 BILLION DEBT
TENDER OFFERS

JACKSONVILLE, Fla., June 15, 2005- CSX Corporation (NYSE:CSX) announced today the results of its previously announced tender offers for up to $1.0 billion in aggregate principal amount of the notes listed below and in the manner described below. The offers commenced on May 17, 2005, and expired at 12:00 midnight on June 14, 2005. $1,349,736,000 of outstanding notes have been tendered and not withdrawn through the expiration date.

“With the successful completion of this transaction, CSX’s debt has been reduced by $1 billion,” said Oscar Munoz, CSX’s Executive Vice President and Chief Financial Officer. “The transaction, which was net present value positive, immediately enhances the company’s credit profile and reduces ongoing interest costs.”

The offers were presented in two separate smaller offers - one that covered three series of notes listed below that mature in 2006 (the “2006 Notes Offer”) and one that covered nine series of notes listed below, each of which matures in or after 2017 (the “Long-Term Notes Offer”). The aggregate principal amount of notes that will be purchased in the 2006 Notes Offer will not exceed $450,000,000, and the aggregate principal amount of notes that will be purchased in the Long Term-Notes Offer will not exceed $550,002,000. Because the aggregate principal amount of notes tendered exceeds these caps, CSX will accept notes purchased based on the priority level set forth below in the manner described in the Offer to Purchase.

The following table provides the tender offer results as of 12:00 midnight, New York City time, on the expiration date, for each series:

Notes Related to 2006 Notes Offer

Notes	Principal Amount Outstanding	2006 Notes Acceptance Priority Level	Aggregate Principal Amount Tendered by Expiration Date	Aggregate Principal Amount of Tendered Notes Accepted for Purchase
CSX 2.75% Notes due 2006	$200,000,000	1	$186,323,000	$186,323,000
CSX 9% Notes due 2006	$300,000,000	2	$205,730,000	$205,730,000
CSX Floating Rate Notes due 2006	$300,000,000	3	$255,737,000	$57,947,000

Notes Related to Long-Term Notes Offer

Notes	Principal Amount Outstanding	Long-Term Notes Acceptance Priority Level	Aggregate Principal Amount Tendered by Expiration Date	Aggregate Principal Amount of Tendered Notes Accepted for Purchase
CSX 8.625% Notes due 2022	$200,000,000	1	$84,288,000	$84,288,000
CSX 7.95% Notes due 2027	$500,000,000	2	$227,386,000	$227,386,000
CSX 8.10% Notes due 2022	$150,000,000	3	$56,409,000	$56,409,000
CSX 7.25% Notes due 2027	$250,000,000	4	$166,688,000	$166,688,000
CSX 7.90% Notes due 2017	$400,000,000	5	$185,510,000	$15,231,000
CSXT 7.875% Notes due 2043	$99,989,000	6	$35,138,000	$0
CSX 6.80% Notes due 2028	$200,000,000	7	$27,229,000	$0
CSX 8.30% Notes due 2032	$150,000,000	8	$150,000,000	$0
CSXT 9.75% Notes due 2020	$227,171,000	9	$130,544,000	$0

The company will accept tendered CSX Floating Rate Notes and CSX 7.90% Notes based on the proration procedure set forth in the Offer to Purchase. The proration factor with respect to the CSX Floating Rate Notes will be 22.68% and the proration factor with respect to the CSX 7.90% Notes will be 8.23%. No CSXT 7.875% Notes, CSX 6.80% Notes, CSX 8.30% Notes or CSXT 9.75% Notes will be accepted for purchase. Notes not accepted for purchase will be promptly returned to the tendering holder (or, if tendered through DTC, will be promptly credited to the relevant account at DTC, in accordance with DTC’s procedures).

Morgan Stanley & Co. Incorporated, Credit Suisse First Boston and UBS Investment Bank are the dealer managers for the offers. Global Bondholder Services Corporation is the Information Agent and the Depositary. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers were made only by the Offer to Purchase dated May 17, 2005, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact Morgan Stanley & Co. Incorporated at (800) 624-1808 (toll-free) or (212) 761-1457 (collect), Attn. Riccardo Cumerlato, Credit Suisse First Boston at (800) 820-1653 (toll free) or (212) 325-2547 (collect), Attn. Liability Management Desk or UBS Investment Bank at (888) 722-9555 ext. 4210 (toll free) or (203) 719-4210 (collect), Attn. Liability Management Group. Requests for documents should be directed to Global Bondholder Services Corporation at (866) 540-1500 or (212) 430-3774 (collect).

CSX Corporation, based in Jacksonville, Fla., owns companies providing rail, intermodal and rail-to-truck transload services that are among the nation’s leading transportation companies, connecting 70 river, ocean and lake ports, as well as more than 230 shortline railroads. Its principal operating company, CSX Transportation Inc., operates the largest railroad in the eastern United States with a 21,000-mile rail network linking commercial markets in 23 states, the District of Columbia, and two Canadian provinces. CSX Intermodal Inc. is a stand-alone integrated intermodal company serving customers with its own truck and terminal operations plus a dedicated domestic container fleet. More information about CSX Corporation and its subsidiaries is available at the company’s website, http://www.csx.com/.

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